Exhibit 10.1

As of December 24, 2010

Gulfport Energy Corporation

14313 North May, Suite 100

Oklahoma City, OK 73134

Re:	Adjustment of Borrowing Base

Ladies and Gentlemen:

We refer to that certain Credit Agreement among Gulfport Energy Corporation, the Lenders from time to time party thereto, and The Bank of Nova Scotia, as Administrative Agent, dated as of September 30, 2010 (as amended from time to time, the “Credit Agreement”). The defined terms used in this letter have the same meanings as are provided therefor in the Credit Agreement.

This letter will confirm our agreements with respect to the Borrowing Base:

1.	Increase of Borrowing Base. Effective as of the date hereof, the Borrowing Base is hereby increased from $50,000,000 to $65,000,000.

2.	Borrowing Base Increase Fee. The incremental increase in the Borrowing Base is $15,000,000. As a condition to the advance of additional Loan proceeds now available pursuant to the increase in the Borrowing Base, Borrower will pay Lenders a fee of $150,000 for the incremental increase (1.00% of $15,000,000).

3.	Determination Date. The Borrowing Base as modified will remain in effect until the next regularly scheduled determination of the Borrowing Base pursuant to Section 4.02(a) of the Credit Agreement, unless otherwise adjusted pursuant to the other provisions of Article IV of the Credit Agreement.

The agreements set forth herein are limited precisely as written and shall not be deemed (a) to be a waiver of or a consent to the modification of or deviation from any other term or condition of the Loan Documents, or (b) to prejudice any right or rights which Agent and Lenders may now have or may have in the future under or in connection with the Loan Documents. This letter constitutes a Loan Document under the Credit Agreement.

To induce Lenders to agree to the terms of this Borrowing Base Adjustment Letter, Borrower represents and warrants that as of the effective date of this Borrowing Base Adjustment Letter, there are no claims or offsets or defenses or counterclaims to Borrower’s obligations under the Loan Documents, and in accordance therewith Borrower:

(i)	waives any and all such claims, offsets, defenses or counterclaims, whether known or unknown, arising under the Loan Documents prior to the effective date of this Borrowing Base Adjustment Letter; and

(ii)	releases and discharges Agent and Lenders and their officers, directors, employees, agents, shareholders, affiliates and attorneys (the “Released Parties”) from any and all obligations, indebtedness, liabilities, claims, rights, causes of action or other demands whatsoever, whether known or unknown, suspected or unsuspected, in law or equity, which Borrower ever had, now has or claims to have or may have against any Released Party arising prior to the effective date of this Borrowing Base Adjustment Letter and from or in connection with the Loan Documents or the transactions contemplated thereby, except those resulting from the gross negligence or willful misconduct of the Released Party.

Gulfport Energy Corporation

As of December 24, 2010

The failure of Agent and Lenders to exercise available rights and remedies is not intended (i) to operate as a waiver of rights and remedies except as herein provided, and (ii) to indicate any agreement on the part of Agent and Lenders to waive their rights and remedies in the future. Agent and Lenders are not obligated in any way with respect to future dealings between them and Borrower, except as are set forth in the presently existing Loan Documents.

If you are in agreement with the foregoing, kindly sign and return the enclosed counterpart of this letter.

Very truly yours,

THE BANK OF NOVA SCOTIA, as Administrative Agent and as Lender

By:	/s/ Marc Graham
Name: Marc Graham
Title: Director

AMEGY BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Charles W. Patterson
Name: Charles W. Patterson
Title: Senior Vice President

AGREED AND ACCEPTED as of December 24, 2010

GULFPORT ENERGY CORPORATION

By:	/s/ Michael G. Moore
Name: Michael G. Moore
Title: Vice President & Chief Financial Officer